Exhibit 8

SUBSIDIARIES

The following are the subsidiaries of Triple P N.V., each of which is a wholly-owned subsidiary of the Company:

Name	Legal Seat
Active
Triple P Management B.V.	Vianen - The Netherlands
Triple P Nederland B.V.	Vianen - The Netherlands
Triple P Healthcare B.V.	Vianen - The Netherlands
Triple P eActivity B.V.	Zeist - The Netherlands
Mediasystemen B.V.	Haarlem - The Netherlands

Inactive
Triple P Services / B-Catel B.V.	Driebergen - The Netherlands
Telesystems Europe B.V.	Zeist - The Netherlands
Triple P Intellectual Properties B.V.	Vianen - The Netherlands
Triple P Lab Info Systems B.V.	Eindhoven - The Netherlands
F.W. Salomons Holding B.V.	Driebergen - The Netherlands
Omega N.V./S.A.	Mechelen – Belgium
Triple P USA Inc.	Fairfax-USA